Exhibit 99.1

    Angelica Reports Fourth Quarter and Fiscal Year 2004 Results;
             Annual Revenues Increase 8.4% to $316 Million

    ST. LOUIS--(BUSINESS WIRE)--March 17, 2005--Angelica Corporation (NYSE:AGL), a leading provider of healthcare linen management services, reported today unaudited financial results for the fourth quarter and twelve months ended January 29, 2005. For the year, revenues rose 8.4% from fiscal year 2003 to $316.1 million. Diluted earnings per share from continuing operations were $1.14, which was one cent, or approximately $0.1 million of net income, below the prior guidance range, as fourth quarter workers' compensation claims and worker fringe benefit costs rose $1.3 million versus the prior year. Continuing operating results exclude the Company's Life Uniform retail division, which was sold during the second quarter of fiscal year 2004 and is shown as a discontinued operation.
    Revenues from continuing operations for the fourth quarter of fiscal year 2004 were $81.7 million, up 4.0% from $78.6 million in fourth quarter of fiscal year 2003, despite one less week in the fourth quarter of fiscal year 2004 versus fiscal year 2003. Acquisitions net of divestitures added $6.2 million to fourth quarter revenues, offset by the loss of $5.5 million of revenues from the extra week in fiscal year 2003.
    Net income from continuing operations for the fourth quarter was $2.4 million, down 19.9% from fourth quarter fiscal year 2003 of $3.0 million. Diluted earnings per share for fourth quarter fiscal year 2004 were $0.26, compared to fourth quarter fiscal year 2003 earnings per share of $0.33. The decrease versus prior year was primarily due to the increase in workers' compensation and fringe benefit costs, a $1.5 million increase in utilities and delivery fuel expense versus the prior year, and the loss of gross margin from the one less week in the quarter.
    For the twelve months ended January 29, 2005, revenues from continuing operations were $316.1 million, up 8.4% from $291.5 million in the prior year. Acquisitions net of divestitures added $18.2 million to fiscal year 2004 revenues, offset by the loss of $5.5 million of revenues from the extra week in fiscal year 2003. Healthcare revenues in fiscal year 2004 were $283.7 million, up 11.9% from $253.6 million in fiscal year 2003. Non-healthcare revenues declined 14.7% in fiscal year 2004, primarily reflecting our sale of the Daytona Beach, Florida hospitality business.
    Net income from continuing operations for fiscal year 2004 was $10.4 million, down 6.0% from fiscal year 2003 net income from continuing operations of $11.0 million. Increased revenue and gross margin contribution from organic growth and acquisitions were insufficient to offset a $4.0 million increase in utilities and delivery fuel expense from the prior year. Diluted earnings per share for fiscal year 2004 were $1.14, compared to fiscal year 2003 earnings per share from continuing operations of $1.23.
    For fiscal year 2004, net loss from the discontinued Life Uniform operations was $4.0 million, including a $3.0 million loss on disposal of the segment, versus a net loss of $1.8 million in fiscal year 2003. The Company does not expect any additional charges from this operation going forward.
    During the fourth quarter of fiscal year 2004, Angelica completed three strategic acquisitions. Facilities were purchased in Sacramento and Turlock, CA from Golden States Services; in Hempstead, NY from Tartan Textiles; and in Dallas and Wichita Falls, TX from National Linen Services. Each acquisition strengthened the company's market presence in their respective areas--Northern California, New York and the Southwest.
    Angelica continues to have significant borrowing capacity with its revolving line of credit. The Company enhanced that borrowing capacity in the fourth quarter by increasing its credit facility to $150 million with an accordion feature that could increase the amount to $175 million. Year-end debt was $66.5 million, net of cash, and shareholders' equity was $151.4 million.
    Steve O'Hara, President and CEO, said, "We are pleased to have been able to focus our business on healthcare linen services this past year by selling Life Uniform, streamlining our overhead, and accelerating our acquisition efforts. However, we are disappointed that our organic growth fell short of our target 5.0% organic revenue growth rate for fiscal year 2004 and that we were unable to offset the significant cost increases in energy and workers' compensation and benefits at the gross margin level."
    Mr. O'Hara continued, "Competitive pressure held average price increases below the rate of inflation which, along with the sharp increase in natural gas and delivery fuel contributed to our gross margin decline. Nevertheless, we continue to target a 20.0% gross margin for Angelica within the next three years as competitive pricing reflective of underlying costs is restored to the market and our cost initiatives in linen procurement, distribution efficiency, natural gas purchasing and capital investment lower our base costs."
    Angelica Corporation will host a conference call on March 18, 2005 at 10:00 AM CST (11:00 EST) to discuss its fourth quarter and fiscal year 2004 results. The conference call will be broadcast live over the internet hosted at http://www.angelica.com and will be archived online within one hour of the completion of the conference call. Participating in the call will be Steve O'Hara, President and Chief Executive Officer, and Jim Shaffer, Chief Financial Officer. A telephonic replay of the call will be available through April 1, 2005 by calling 800-475-6701 and using the passcode 774246.
    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.


Unaudited results for fourth quarter and fiscal year ended January 29, 2005 compared with same periods ended January 31, 2004
 (dollars in thousands, except per share amounts):


                    Fourth Quarter Ended        Fiscal Year Ended
                  ------------------------- --------------------------
                  Jan. 29, Jan. 31, Percent Jan. 29,  Jan. 31, Percent
                    2005     2004   Change    2005      2004   Change
                  -------- -------- ------- -------- --------- -------
Continuing
 operations:
Textile service
 revenues         $81,743  $78,577    4.0  $316,074  $291,499     8.4
Cost of textile
 services         (70,605) (64,672)   9.2  (267,138) (237,261)   12.6
                  -------- -------- ------ --------- --------- -------
  Gross profit     11,138   13,905  (19.9)   48,936    54,238    (9.8)
Selling, general
 and
 administrative
 expenses          (8,325)  (9,873) (15.7)  (38,366)  (39,955)   (4.0)
Other operating
 (expense) income,
 net                 (171)    (289) (40.8)      678      (523)     nm
                  -------- -------- ------ --------- --------- -------
  Income from
   operations       2,642    3,743  (29.4)   11,248    13,760   (18.3)
Interest expense     (531)    (241) 120.3    (1,356)     (714)   89.9
Non-operating
 income, net          193      306  (36.9)    2,659     2,244    18.5
                  -------- -------- ------ --------- --------- -------
  Income from
   continuing
   operations,
   pretax           2,304    3,808  (39.5)   12,551    15,290   (17.9)
Provision for
 income taxes          99     (809)    nm    (2,179)   (4,261)  (48.9)
                  -------- -------- ------ --------- --------- -------
Income from
 continuing
 operations         2,403    2,999  (19.9)   10,372    11,029    (6.0)
                  -------- -------- ------ --------- --------- -------

Discontinued
 operations:
Income (loss) from
 operations of
 discontinued
 segment, net of
 tax                  150   (1,300)    nm      (993)   (1,826)  (45.6)
Income (loss) on
 disposal of
 discontinued
 segment, net of
 tax                  551        -     nm    (3,018)        -      nm
                  -------- -------- ------ --------- --------- -------
Income (loss)
 from
 discontinued
 operations           701   (1,300)    nm    (4,011)   (1,826)  119.7
                  -------- -------- ------ --------- --------- -------
Net income         $3,104   $1,699   82.7    $6,361    $9,203   (30.9)
                  ======== ======== ====== ========= ========= =======

Basic earnings
 per share:
  Income from
   continuing
   operations       $0.27    $0.34  (20.6)    $1.16     $1.25    (7.2)
  Income (loss)
   from
   discontinued
   operations        0.08    (0.15)    nm     (0.45)    (0.21)  114.3
                  -------- -------- ------ --------- --------- -------
Net income          $0.35    $0.19   84.2     $0.71     $1.04   (31.7)
                  ======== ======== ====== ========= ========= =======

Diluted earnings
 per share:
  Income from
   continuing
   operations       $0.26    $0.33  (21.2)    $1.14     $1.23    (7.3)
  Income (loss)
   from
   discontinued
   operations        0.08    (0.14)    nm     (0.44)    (0.20)  120.0
                  -------- -------- ------ --------- --------- -------
Net income          $0.34    $0.19   78.9     $0.70     $1.03   (32.0)
                  ======== ======== ====== ========= ========= =======


Unaudited condensed balance sheets as of January 29, 2005 and January 31, 2004 (dollars in thousands):


                                               January 29, January 31,
                                                  2005        2004
                                               ----------- -----------
ASSETS
------
Current Assets:
 Cash and short-term investments                     $926      $2,188
 Receivables, net                                  44,454      36,978
 Linens in service                                 38,846      35,464
 Prepaid expenses and other current assets          8,251       9,549
 Assets of discontinued segment held for sale           -      24,498
                                               ----------- -----------
    Total Current Assets                           92,477     108,677
Property and Equipment, net                       101,665      82,252
Other Long-Term Assets                             94,113      44,852
                                               ----------- -----------

Total Assets                                     $288,255    $235,781
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
 Accounts payable                                 $21,091     $18,343
 Other current liabilities                         33,929      26,824
 Liabilities of discontinued segment held for
  sale                                                  -       7,783
                                               ----------- -----------
    Total Current Liabilities                      55,020      52,950
Long-Term Debt, less current maturities            67,811      19,542
Other Long-Term Obligations                        14,068      16,629
Shareholders' Equity                              151,356     146,660
                                               ----------- -----------

Total Liabilities and Shareholders' Equity       $288,255    $235,781
                                               =========== ===========

    CONTACT: Angelica Corporation, St. Louis
             Jim Shaffer/Colleen Hegarty, 314-854-3800 or
             Integrated Corporate Relations, Inc.
             John Mills, 310-395-2215